FIRST AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
This First Amendment to Amended and Restated Loan and Security Agreement (this “Amendment”) is entered into as of May 14, 2021, by and among WESTERN ALLIANCE BANK, an Arizona corporation (“Bank”) and ThredUp Inc., a Delaware corporation (“Parent”), ThredUp CF LLC, a Delaware limited liability company (“ThredUP CF”), ThredUp Intermediary Holdings LLC, a Virginia limited liability company (“Holdings”), and Knitwit GC LLC, a Virginia limited liability company (“Knitwit”, and together with Parent, ThredUP CF and Holdings, each a “Borrower” and collectively, the “Borrowers”).
RECITALS
Borrowers and Bank are parties to that certain Amended and Restated Loan and Security Agreement dated as of February 3, 2021, (as amended from time to time, the “Agreement”). The parties desire to amend the Agreement in accordance with the terms of this Amendment.
NOW, THEREFORE, the parties agree as follows:
1.The following defined terms in Section 1.1 of the Agreement hereby are added or amended and restated, as appropriate, as follows:
“Change in Control” shall mean a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock or other equity securities, as applicable, then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board, who did not have such power before such transaction, other than as a result of the consummation of an IPO.
“First Amendment Effective Date” means May 14, 2021.
“Permitted Acquisition” means an acquisition pursuant to which a Borrower acquires all or substantially all of the assets of another Person, or of a division or line of business of another Person, or capital stock of another Person, which is conducted in accordance with the following requirements:
(a) the cash consideration of all such acquisitions in the aggregate per fiscal year does not exceed Fifty Million Dollars ($50,000,000);
(b) immediately after giving effect thereto, the aggregate value of unrestricted cash and cash equivalents held by Borrowers is, immediately after the consummation of such acquisition, at least Seventy-Five Million Dollars ($75,000,000)
(c) immediately prior to, and after giving effect thereto, no Event of Default shall have occurred and be continuing or would result therefrom;
(d) all transactions in connection therewith shall be consummated, in all material respects, in accordance with applicable law;
(e) such acquired Person or assets shall be in the same line of business as is conducted by Borrowers as of the Effective Date (or a line of business reasonably related, ancillary, complementary or incidental thereto);

(f) such acquisition shall not cause the primary Accounts of Borrowers and their Subsidiaries (when taken as a whole), or a material part of the Collateral (when taken as a whole), to be located outside of the United States;
(g) if such acquisition is structured as a stock acquisition, (i) all such stock acquired or otherwise issued by such Person or any newly formed Subsidiary in connection with such acquisition shall be wholly owned by a Borrower or a Subsidiary and (ii) such Borrower shall comply, or cause such Subsidiary to comply, with Section 6.12 hereof;
(h) Borrowers shall have delivered to Bank at least five (5) Business Days (or such shorter period as may be acceptable to Bank) prior to the closing of such proposed acquisition (i) a copy of the purchase agreement related to the proposed acquisition (and any related documents reasonably requested by Bank), (ii) a general description of the acquired assets or acquired business line or unit or division and the competitive position of such business line or unit or division within the industry, (iii) the sources and uses of funds to finance the proposed acquisition, and (iv) to the extent available, quarterly and annual audited financial statements of the Person whose Shares or assets are being acquired for the twelve (12) month period immediately prior to such proposed acquisition;
(i) Bank shall have received a certificate from a Responsible Officer certifying and setting forth in reasonable detail that Borrowers have enough cash on hand to pay their projected ordinary course operating expenses and all scheduled debt service when due for a period of twelve (12) months after the consummation of such transaction (after giving effect to such transaction);
(j) Bank shall have received a certificate from a Responsible Officer certifying compliance with the requirements contained in this definition of “Permitted Acquisition” (before and after giving effect to such Permitted Acquisition); and
(k) such Permitted Acquisition shall be consensual and shall have been approved by the target’s board of directors.
“Prime Rate” means the greater of (a) (i) at all times prior to the consummation of an IPO, four and one quarter percent (4.25%) and (ii) at all times after the consummation of an IPO, four percent (4.00%) and (b) the Prime Rate published in the Money Rates section of the Western Edition of The Wall Street Journal, or such other rate of interest publicly announced from time to time by Bank as its Prime Rate. Bank may price loans to its customers at, above or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in Prime Rate.
2.Subclause (c) is hereby added to the end of the defined term “Permitted Investments” in Section 1.1 of the Agreement as follows:
“(c)    Permitted Acquisitions.”
3.New Section 6.12 is hereby added to the Agreement in its entirety to read as follows:
“6.12    Formation or Acquisition of Subsidiaries. Notwithstanding and without limiting the negative covenants contained in Sections 7.3 and 7.7 hereof, at the time that Borrower forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date, Borrower shall (a) cause such new Subsidiary to provide to Bank a joinder to this Agreement to become a co-borrower hereunder, at Bank’s discretion, together with such appropriate financing statements and/or Control Agreements, all in form and substance reasonably satisfactory to Bank (including being sufficient to grant Bank a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary constituting

Collateral), (b) provide to Bank appropriate certificates and powers, as applicable, and financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance reasonably satisfactory to Bank; and (c) provide to Bank all other documentation in form and substance reasonably satisfactory to Bank, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 6.12 shall be a Loan Document.”
4.Section 7.3 of the Agreement is hereby amended and restated in its entirety to read as follows:
“7.3    Mergers or Acquisitions. (1) Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization; provided however, only advance written notice to Bank will be required for any action restricted by this Section 7.3 if all Obligations are paid in full in cash out of the proceeds of the initial closing of such action and such payment is listed as a condition to the consummation of such action, or (2) acquire, or permit any of its Subsidiaries to acquire, all or substantially of the capital stock or any material portion of property of another Person, other than Permitted Acquisitions. Notwithstanding the foregoing, a Borrower may merge with and into another Borrower.”
5.Section 7.13 of the Agreement is hereby amended and restated in its entirety to read as follows:
“7.13     Thredup Circular Assets. Permit the aggregate value of cash and cash equivalents held by Thredup Circular to exceed One Million Dollars ($1,000,000) at any time.”
6.No course of dealing on the part of Bank or its officers, nor any failure or delay in the exercise of any right by Bank, shall operate as a waiver thereof, and any single or partial exercise of any such right shall not preclude any later exercise of any such right. Bank’s failure at any time to require strict performance by any Borrower of any provision shall not affect any right of Bank thereafter to demand strict compliance and performance. Any suspension or waiver of a right must be in writing signed by an officer of Bank.
7.Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof.
8.Each Borrower represents and warrants that the Representations and Warranties contained in the Agreement are true and correct as of the date of this Amendment, and that no Event of Default has occurred and is continuing.
9.As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:
(i) this Amendment, duly executed by each Borrower;
(ii) all reasonable Bank Expenses invoiced through the date of this Amendment, which may be debited from any of Borrower’s accounts; and
(iii) such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.
10.This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

ThredUp Inc., a Delaware corporation By: /s/ Sean Sobers Name: Sean Sobers Title: Chief Financial Officer
ThredUp CF LLC, a Delaware limited liability company By: /s/ Sean Sobers Name: Sean Sobers Title: Manager
ThredUp Intermediary Holdings LLC, a Virginia limited liability company By: /s/ Sean Sobers Name: Sean Sobers Title: Treasurer
Knitwit GC LLC, a Virginia limited liability company By: /s/ Sean Sobers Name: Sean Sobers Title: Treasurer
Western Alliance Bank, an Arizona corporation By: /s/ Jeffrey Brown Name: Jeffrey Brown Title: Senior Director

[Signature Page to First Amendment to Amended and Restated Loan and Security Agreement]